Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

North Square Evanston Multi-Alpha Fund

(Exact Name of Registrant as Specified in its Declaration of Trust)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid
Carry Forward Securities(1)
Carry Forward Securities	Equity	Shares of Beneficial Interest	415(a)(6)	30,000,000		$266,700,000			N-2	333-266368	July 28, 2022	$24,723.09
Total Offering Amounts						$266,700,000		$0.00
Total Fees Previously Paid								$24,723.09
Total Fee Offsets								$0.00
Net Fee Due								$0.00

(1)	Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes $266,700,000 in aggregate principal offering price of shares of beneficial interest (the “Carry Forward Shares”) that were previously registered for sale under the Registrant’s prior Registration Statement on Form N-2 (File No. 333-266368) effective on July 28, 2022 (the “Prior Registration Statement”). The Registrant previously paid filing fees in the aggregate of $24,723.09 relating to the Carry Forward Shares. Pursuant to 415(a)(6) under the Securities Act, the filing fees previously paid with respect to the Carry Forward Shares will continue to be applied to such Carry Forward Shares. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of Carry Forward Shares under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.